UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: March 7, 2007

(Date of earliest event reported)

LOUD TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Washington	0-26524	91-1432133
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16220 Wood-Red Road, N.E.
Woodinville, Washington 98072

(Address of principal executive offices, including zip code)

(425) 487-4333

(Registrant’s telephone number, including area code)

(Former name or former address, if

changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into Material Definitive Agreement.

On March 6, 2007 the registrant entered into an agreement to purchase all of the outstanding capital stock of Martin Audio, Ltd. (“Martin”), a manufacturer of loudspeakers and related equipment. The purchase price for this acquisition will be estimated on the closing date and will take into account Martin’s cash on hand, third party debt obligations and levels of net working capital, with a final purchase price calculation to be made after closing. Assuming a closing date of March 31, 2007 and fluctuations in levels of cash, third party debt and net working capital consistent with Martin’s recent financial history, we estimate that the purchase price will be between £17.25 million (US$33.2 million) and £18.25 million (US$35.1 million) depending on cash available to the company at closing and third party indebtedness outstanding as of the closing date. Closing is expected to occur in March 2007 and is dependent upon customary conditions including the receipt of the required regulatory approvals.

The terms of the acquisition are summarized in the press release issued jointly by the registrant and Martin dated March 6, 2007, which is furnished herewith as Exhibit 99.1. The information in the attached press release  shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing or other document pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing or document.

Item 9.01.    Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Exhibit Description
99.1	Press release of the registrant dated March 6, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 7, 2007

LOUD Technologies Inc.

	By:	/s/ JAMES T. ENGEN
James T. Engen
Chairman, President and Chief Executive Officer